Exhibit 5.1

BAKER BOTTS L.L.P.	2001 ROSS AVENUE	AUSTIN
	DALLAS, TEXAS	BAKU
	75201-2980	DALLAS
	214.953.6500	DUBAI
	FAX 214.953.6503	HONG KONG
HOUSTON
LONDON
MOSCOW
NEW YORK
RIYADH
WASHINGTON
August 15, 2005
Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080
Ladies and Gentlemen:
          As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Lennox International Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 9,613,071 additional shares (the “Shares”) of the common stock, par value $0.01 per share (“Common Stock”), of the Company, that may be issued pursuant to the 1998 Incentive Plan of the Company, as amended and restated (the “Plan”), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.
          In our capacity as counsel to the Company in the connection referenced above, we have examined the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, the Plan and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.
          We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
          Based upon our examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that:
     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

     2. When issued and sold from time to time in accordance with the provisions of the Plan (and any applicable agreements pertaining to awards granted or to be granted under the Plan) pursuant to awards granted by, and for consideration fixed by, the Committee of the Board of Directors of the Company charged with administering the Plan, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.
          The opinions set forth above are limited to the General Corporation Law of the State of Delaware and federal laws of the United States, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.